Exhibit 5.1

November 22, 2023

Venus Concept Inc.
235 Yorkland Blvd, Suite 900
Toronto, Ontario M2J 4Y8

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Venus Concept Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by certain selling stockholders of up to 1,090,402 shares of common stock, $0.0001 par value per share, of the Company (the “Common Shares”) issuable upon the conversion of outstanding shares of senior convertible preferred stock, $0.0001 par value per share, of Company (the “Preferred Shares”) issued to the selling stockholders in private placements that closed on May 15, 2023, July 12, 2023, September 8, 2023, and October 20, 2023.

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have assumed that the Common Shares will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that the Common Shares, upon the conversion of the Preferred Shares pursuant to the terms and conditions set forth in the Certificate of Designations for the Preferred Shares, and when evidence of the issuance thereof is duly recorded in the Company’s books and records, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP